Exhibit 99.1

Bay Banks of Virginia, Inc. Elects New Director to its Board

RICHMOND, Va., Oct. 1, 2018 /PRNewswire/ -- Bay Banks of Virginia, Inc. (OTCQB: BAYK), holding company of Virginia Commonwealth Bank and VCB Financial Group, announces that Vance H. Spilman, an experienced Director and leader for a number of national organizations, is elected to Bay Bank's Board of Directors.

Spilman is the Chief Executive Officer of Leaf Spring Schools, one of the preeminent preschool and after school providers of accredited early education. This national chain consists of 12 multi-state locations and 12 schools in mainland China. Under Spilman's leadership, the goal is to continue the development of industry leading programs and curriculum while further enhancing growth potential and brand expansion.

Spilman has spent the majority of his career within the retail, real estate, financial, and multi-unit franchising industries and has built several dynamic and fast growth businesses. Previously, he was President of Sweet Frog Enterprises, LLC, one of the nation's largest frozen yogurt franchisors. He led the growth initiatives that moved the company from a small chain to a national franchise consisting of approximately 370 stores nationwide. Prior to Sweet Frog, he was the Chief Financial Officer of Monument Restaurants, the largest national Five Guy's Burgers and Fries franchisee. Under his financial leadership, the company purchased the development rights to 314 locations nationwide and raised $43 million of private equity capital to fund this expansion. Spilman oversaw the development and opening of over 70 locations.

Spilman also brings a wealth of experience in investment banking and financial services having held multiple management positions with companies such as NationsBank Capital Markets, First Union/Wheat First Securities, and Shockoe Capital, LLC (Managing Partner & Founder).

Spilman received his undergraduate (B.A.) and graduate (MBA, Darden School of Business) degrees from the University of Virginia. Spilman currently serves on two Richmond Boards – the Virginia Museum of Fine Arts Foundation and is Chairman of their Investment Committee overseeing a $280mm Fund and the Commonwealth Club. Spilman served on VCB Financial Group's Board since November 2017.

"We are excited and honored to have Vance, someone who is extremely respected throughout multiple business sectors in Richmond, join our Board as a Director," said Randal R. Greene, President and Chief Executive Officer. "Vance is a highly accomplished executive who brings a high level of expertise and we look forward to his leadership in assisting us with opportunities as we continue to expand our market share in Richmond, Virginia Beach and all of our areas of service."

About Bay Banks of Virginia

Bay Banks of Virginia, Inc. is the bank holding company for Virginia Commonwealth Bank and VCB Financial Group. Founded in the 1930's, Virginia Commonwealth Bank is headquartered in Richmond, Virginia. With 19 banking offices and a loan production office located throughout the Richmond market area, the Northern Neck region, Tri-Cities area of Petersburg, Hopewell and Colonial Heights, Middlesex County and Hampton Roads region, the bank serves businesses, professionals and consumers with a wide variety of financial services, including retail and commercial banking, investment services, and mortgage banking. VCB Financial Group provides management services for personal and corporate trusts, including estate planning, estate settlement and trust administration.

For further information, contact Randal R. Greene, President and Chief Executive Officer, at 844-404-9668 or inquiries@baybanks.com.